Exhibit 10.12

LICENSE AGREEMENT

BETWEEN

COMHEAR, INC.

AND

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

FOR

CASE NO. SD2010-350

LICENSE AGREEMENT

This agreement (“Agreement”) is made by and between ComHear, Inc., a Delaware corporation having an address at 303 Coast Blvd., Suite 14, La Jolla, CA 92037 (“LICENSEE”) and The Regents of the University of California, a California corporation having its statewide administrative offices at 1111 Franklin Street, Oakland, California 94607-5200 (“UNIVERSITY”), represented by its San Diego campus having an address at University of California, San Diego, Technology Transfer Office, Mail Code 0910, 9500 Gilman Drive, La Jolla, California 92093-0910 (“UCSD”).

This Agreement is effective on February 1, 2014 (“Effective Date”).

RECITALS

WHEREAS, the invention disclosed in UCSD Disclosure Docket No. SD2010-350 and titled "A signal processing routine for controlling a speaker array to provide spatialized, localized, and binaural virtual surround sound" ("Invention"), were made in the course of research at UCSD by Dr. Peter Otto and his/her associates (hereinafter and collectively, the "Inventors") and by Dr. Filippo Fazi (hereinafter, the "UOS Inventor") of the UNIVERSITY OF SOUTHAMPTON ("UOS"), a not-for-profit research institute as represented by the Faculty of Engineering and the Environment, whose administrative offices are at University Road, Highfield, Southampton, S017 1BJ and are covered by Patent Rights as defined below;

WHEREAS, the UOS Inventor is an employee of UOS, and is obligated to assign all of his right, title and interest in the Invention to UOS;

WHEREAS, the Inventors are employees of UCSD, and they are obligated to assign all of their right, title and interest in the Invention to UNIVERSITY;

WHEREAS, LICENSEE entered into a secrecy agreement (UC Control No. 2014-20-0058) with UNIVERSITY, effective July 26, 2013, for the purpose of evaluating the Invention;

WHEREAS, UNIVERSITY is desirous that the Invention be developed and utilized to the fullest possible extent so that its benefits can be enjoyed by the general public;

WHEREAS, LICENSEE is desirous of obtaining certain rights from UNIVERSITY for commercial development, use, and sale of the Invention, and the UNIVERSITY is willing to grant such rights; and

WHEREAS, LICENSEE understands that UNIVERSITY may publish or otherwise disseminate information concerning the Invention at any time and that LICENSEE is paying consideration thereunder for its early access to the Invention, not continued secrecy therein.

WHEREAS, UCSD and UOS have entered into an Inter-Institutional Agreement ("IIA") specifying that the Invention will be administered and commercialized by UCSD on behalf of UNIVERSITY and UOS, and that UOS agrees to forbear granting to any party (other than UCSD) any right, title, or interest in and to the Patent Rights (as defined below);

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NOW, THEREFORE, the parties agree:

ARTICLE I. DEFINITIONS

The terms, as defined herein, shall have the same meanings in both their singular and plural forms.

1.1          "Affiliate" means any corporation or other business entity which is bound in writing by LICENSEE to the terms set forth in this Agreement and in which LICENSEE owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors, or in which LICENSEE is owned or controlled directly or indirectly by at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors; but in any country where the local law does not permit foreign equity participation of at least fifty percent (50%), then an "Affiliate" includes any company in which LICENSEE owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

1.2          "Contract Manufacturer" means a third party engaged by LICENSEE in the original manufacture or supply of materials, subassemblies or completed products incorporated into or wholly embodying a Licensed Product (as defined below).

1.3          "Distributor" means a reseller or a value-added reseller of Licensed Products in LICENSEE's channels of distribution.

1.2          "Field A" means video conferencing, except Field F (as defined below).

1.3          "Field B" means telemedicine.

1.4          "Field C" means hand-held self-contained sound projector using a monaural beam.

1.5          "Field D" means personal computing tablet stand, dock, or soundbar with beaming technology using monaural or binaural beams.

1.6          "Field E" means home theater surround sound using binaural beams and/or multiple surround sound beams.

1.7          "Field F" means video conferencing via a managed network.

1.8          "Field G" means adaptive system optimized for privacy and intelligibility in a public environment.

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1.8          "Field H" means noise cancellation and/or noise masking using binaural beams and/or multiple surround beams.

1.8          "Field I" means enterprise devices such as speaker phones and connected media systems.

1.9          "Field" means consumer and enterprise electronics and software services, and specifically excluding microphone arrays.

1.10         "Licensed Method" means any method that is claimed in Patent Rights (as defined below), the use of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement, an inducement to infringe or contributory infringement, of any pending or issued claim within Patent Rights.

1.11         "Licensed Product" means any service, composition or product that is claimed in Patent Rights, or that is produced by the Licensed Method, or the manufacture, use, sale, offer for sale, or importation of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement, an inducement to infringe or contributory infringement, of any pending or issued claim within the Patent Rights.

1.12         "Net Sales" means the total of the gross invoice prices of Licensed Products sold or leased by LICENSEE, Sublicensee, Affiliate, or any combination thereof, less the sum of the following actual and customary deductions where applicable and separately listed: cash, trade, or quantity discounts or rebates (as allowed under applicable law); sales tax, use tax, tariff, import/export duties or other excise taxes imposed on particular sales (except for value-added and income taxes imposed on the sales of Licensed Product in foreign countries); transportation charges; or credits to customers because of rejections or returns. For purposes of calculating Net Sales, transfers to a Sublicensee or an Affiliate of Licensed Product under this Agreement for (i) end use (but not resale) by the Sublicensee or Affiliate shall be treated as sales by LICENSEE at list price of LICENSEE, or (ii) resale by a Sublicensee or an Affiliate shall be treated as sales at the list price of the Sublicensee or Affiliate.

1.13         "Patent Costs" means the pro rata share of all expenses for the preparation, filing, prosecution, and maintenance of all United States and foreign patents included in Patent Rights. Patent Costs shall also include out-of-pocket expenses for patentability opinions, inventorship determination, preparation and prosecution of patent application, re-examination, re-issue, interference, opposition activities, and any other inter paries matters originating in a patent office and related to patents or applications in Patent Rights.

1.14         "Patent Rights" means UNIVERSITY's rights in any of the following: the US patent application (serial number #13/885,392, titled "METHOD FOR CONTROLLING A SPEAKER ARRAY TO PROVIDE SPATIALIZED, LOCALIZED, AND BINAURAL VIRTUAL SURROUND SOUND") disclosing and claiming the Invention, filed by Inventors and UOS Inventors and assigned jointly to UNIVERSITY and UOS; and continuing applications thereof including divisions, substitutions, and continuations-in-part (but only to the extent the claims thereof are entirely supported in the specification and entitled to the priority date of the parent application); any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

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1.15         "Speaker Array" means a set of two or more speakers with a controlling central processing unit that is a Licensed Product.

1.16         "Sublicense" means an agreement into which LICENSEE enters with a third party that is not an Affiliate for the purpose of (i) granting certain rights; (ii) granting an option to certain rights; or (iii) forbearing the exercise of any rights, granted to LICENSEE under this Agreement. "Sublicensee" means a third party with whom LICENSEE enters into a Sublicense.

1.17         "Sublicense Fees" means all upfront fees, milestone payments and similar license fees received by LICENSEE from its Sublicensees in consideration for the grant of a Sublicense, but excluding: (i) any royalty payments; (ii) payments for equity or debt securities of LICENSEE (except to the extent such payments exceed the fair market value of such securities upon date of receipt, in which case such premiums over fair market value shall be deemed to be "Sublicense Fees"); (iii) research or development funding to be applied directly to the future research and/or development of Licensed Products; and (iv) payments and reimbursement of Patent Costs previously paid to UNIVERSITY by LICENSEE with respect to the filing, preparation, prosecution or maintenance of the Patent Rights. For the purpose of the above paragraph, research and/or development funding shall not include compensation paid to employees or consultants of LICENSEE who perform financial management, human resources, publicity or fund raising functions for LICENSEE or any other individuals whose job functions do not contribute directly to the research and development of Licensed Product.

1.18         "Term" means the period of time beginning on the Effective Date and ending on the expiration date of the longest-lived Patent Rights.

1.19         "Territory" means the United States of America.

ARTICLE 2. GRANTS

2.1          License. Subject to the limitations set forth in this Agreement, UNIVERSITY hereby grants to LICENSEE, and LICENSEE hereby accepts, a license under Patent Rights to make, to use, to sell, to offer for sale, and to import Licensed Products and to practice Licensed Methods, in the Field within the Territory and during the Term.

The license granted herein is exclusive for Patent Rights in the Field of Use and in the Territory beginning on the Effective Date and ending on the fifth anniversary of the Effective Date. After the exclusive term, the license will be nonexclusive for the remainder of the Term, unless LICENSEE and UNIVERSITY mutually agree to extend to term of exclusivity. Prior to such a request for extending the term of exclusivity, LICENSEE shall provide relevant supporting information to UNIVERSITY consisting of at least projections of sales in Fields A-I.

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2.2          Sublicense.

(a)          The license granted in Section 2.1 includes the right of LICENSEE to grant Sublicenses to third parties during the Term but only for as long as the license is exclusive.

(b)          With respect to Sublicense granted pursuant to Paragraph 2.2(a), LICENSEE shall:

(i)          not receive, or agree to receive, anything of value in lieu of cash as consideration from a third party under a Sublicense granted pursuant to Paragraph 2.2(a) without the express written consent of UNIVERSITY;

(ii)         to the extent applicable, include all of the rights of and obligations due to UNIVERSITY (and, if applicable, the Sponsor's Rights) and contained in this Agreement;

(iii)        promptly provide UNIVERSITY with a copy of each Sublicense issued; and

(iv)        collect and guarantee payment of all payments due, directly or indirectly, to UNIVERSITY from Sublicensees and summarize and deliver all reports due, directly or indirectly, to UNIVERSITY from Sublicensees.

(c) Upon termination of this Agreement for any reason, UNIVERSITY, at its sole discretion, shall determine whether LICENSEE shall cancel or assign to UNIVERSITY any and all Sublicenses.

2.3          Reservation of Rights. UNIVERSITY and UOS reserves the right to:

(a)          use the Invention and Patent Rights for educational and research purposes;

(b)          publish or otherwise disseminate any information about the Invention at any time; and

(c)          allow other nonprofit institutions to use and publish or otherwise disseminate any information about Invention and Patent Rights for educational and research purposes.

ARTICLE 3. CONSIDERATION

3.1          Fees and Royalties. The parties hereto understand that the fees and royalties payable by LICENSEE to UNIVERSITY under this Agreement are partial consideration for the license granted herein to LICENSEE under Patent Rights. LICENSEE shall pay UNIVERSITY:

(a)          a license issue and patent cost reimbursement fee of Twenty-Five Thousand dollars (US$25,000), within thirty (30) days after the Effective Date;

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(b)          license maintenance fees of Ten Thousand dollars (US$10,000) per year and payable on the first anniversary of the Effective Date and annually thereafter on each anniversary; provided however, that LICENSEE's obligation to pay this fee shall end on the date when LICENSEE is commercially selling a Licensed Product;

(c)          an earned royalty

(i)          [xxxxxx] Net Sales of Licensed Products that are not software services by LICENSEE and/or its Affiliate(s) except that in Fields C, D, and E for Speaker Arrays the royalty shall be [xxxxxx] Speaker Array; and

(ii)         of [xxxxxxxxxxx] Net Sales of Licensed Products that contain software services but are not solely software services by LICENSEE and/or its Affiliate(s);

(iii)        of [xxxxxx] on Net Sales of Licensed Products that are solely software services by LICENSEE and/or its Affiliates;

except that for Net Sales on Licensed Product in a field where the license is nonexclusive, than the amount due shall be half what would otherwise be due under this paragraph (c).

(d)          In the event LICENSEE is required to pay royalties to one or more third parties for patent rights necessary to make, use or sell Licensed Products, LICENSEE may deduct [xxxxxx] the earned royalties payable to UNIVERSITY for every [xxxxxx] LICENSEE actually pays to said third parties; provided, however, in no event shall the amount payable to UNIVERSITY be less than [xxxxxx] of the amount otherwise due.

(e)          [xxxxxx] of all Sublicense Fees received by LICENSEE from its Sublicensees that are not earned royalties, except that after first commercial sale it will be [xxxxxx] for Sublicensees that UNIVERSITY did not introduce to LICENSEE;

(f)          on each and every Sublicense royalty payment received by LICENSEE from its Sublicensees on sales of Licensed Product by Sublicensee, the royalties based on the royalty rate in Paragraph 3.1(c) as applied to Net Sales of Sublicensee;

(g)          beginning the calendar year of commercial sales of the first Licensed Product by LICENSEE, its Sublicensee, or an Affiliate and if the total earned royalties paid by LICENSEE under Paragraphs 3.1(c) and (f) to UNIVERSITY in any such year cumulatively amounts to less than Twenty-Five Thousand Dollars ($25,000) ("minimum annual royalty"), LICENSEE shall pay to UNIVERSITY a minimum annual royalty on or before February 28 following the last quarter of such year the difference between amount noted above and the total earned royalty paid by LICENSEE for such year under Paragraphs 3.1(c) and (f); provided, however, that for the year of commercial sales of the first Licensed Product, the amount of minimum annual royalty payable shall be pro-rated for the number of months remaining in that calendar year.

* Text has been omitted pursuant to Registrant’s confidential treatment request filed with the Securities and Exchange Commission (“Commission”) pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. The omitted text has been filed separately with the Commission.

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All fees and royalty payments specified in Paragraphs 3.1(a) through 3.1(g) above shall be paid by LICENSEE pursuant to Paragraph 4.3 and shall be delivered by LICENSEE to UNIVERSITY as noted in Paragraph 10.1.

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g)          If the LICENSEE proposes to sell any equity securities or securities that are convertible into equity securities of the LICENSEE, then UNIVERSITY and/or its Assignee (as defined below) will have the right to purchase up to 10% of the securities issued in each offering on the same terms and conditions as are offered to the other purchasers in each such financing, subject to changes to reflect the University's public university status, if required by UNIVERSITY. LICENSEE shall provide thirty days advanced written notice of each such financing, including reasonable detail regarding the terms and purchasers in the financing. The term "Assignee" means (a) any entity to which the UNIVERSITY's participation rights under this section have been assigned either by the University or another entity, or (b) any entity that is controlled by the UNIVERSITY. This paragraph shall survive the termination of this agreement.

3.2          Patent Costs. LICENSEE shall reimburse UNIVERSITY all Patent Costs not otherwise reimbursed under 3.1(a) within thirty (30) days following the date an itemized invoice is sent from UNIVERSITY to LICENSEE. In University's discretion, for Patent Costs anticipated to exceed $20,000 ("Anticipated Costs"), UNIVERSITY will inform LICENSEE no less than thirty (30) days prior to the date when Anticipated Costs are incurred. UNIVERSITY may, at its discretion and in accordance with Paragraph 5.1(c), require full advance payment of Anticipated Costs at least fifteen (15) business days before required filing dates ("Advance Payment Deadline"). In the event UNIVERSITY has provided LICENSEE with a thirty (30) days' notice of Anticipated Costs, and LICENSEE does not pay the Anticipated Costs on or before the Advance Payment Deadline, UNIVERSITY will act at its sole discretion with regard to filing, prosecution and maintenance of those Patent Rights associated with the thirty (30) days' notice. In the event that the Anticipated Costs paid by LICENSEE is greater than the actual cost, the excess amount is creditable against future Patent Costs. In the event that the actual costs exceed the Anticipated Costs paid in advance by LICENSEE, LICENSEE shall pay such excess costs within thirty (30) days following the date an itemized invoice is sent as set forth in Paragraph 4.3.

3.3          Due Diligence.

(a)          LICENSEE shall, either directly or through its Affiliate(s) or Sublicensee(s):

(i)          diligently proceed with the development, manufacture and sale of Licensed Products;

(ii)         spend not less than One Million, Five Hundred Thousand dollars (US$1,500,000) for the development of Licensed Products during the first year of this Agreement. LICENSEE may, at its sole option, fund the research of any one of the Inventors and credit the amount of such funding actually paid to UCSD against its obligation under this paragraph;

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(iii)        Agree to spend the funds and resources necessary to successfully commercialize Licensed Products, currently estimated to be over Three Million dollars ($3,000,000). LICENSEE may, at its sole option, fund the research of any one of the Inventors and credit the amount of such funding actually paid to UCSD against its obligation under this paragraph;

(iv)        identify and utilize adequate Contract Manufacturers and Distributors to meet the market demand following first sale of a Licensed Product and throughout the Term;

(v)         create the first prototype of a Licensed Product by December 1, 2014;

(vi)         introduce a Licensed Product for sale in the United States by June 30, 2015;

(vii)        market Licensed Products in the United States within six (6) months of receiving regulatory approval to market such Licensed Products;

(viii)       fill the market demand for Licensed Products following commencement of marketing at any time during the term of this Agreement; and

(ix)          obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products.

(b)          If LICENSEE fails to perform any of its obligations specified in Paragraphs 3.3(a)(i)- (ix), then UNIVERSITY shall have the right and option to either terminate this Agreement in Field A (for 3.3(a)v) or Field B (for 3.3(a)vi) or both (3.3(a)i-3.3(a)iv and 3.3(a)i-3.3(a)vii-ix) or change LICENSEE'S exclusive license to a nonexclusive license in Field A (for 3.3(a)v) or Field B (for 3.3(a)vi) or both (3.3(a)i-3.3(a)iv and 3.3(a)i3.3(a)vii-ix). This right, if exercised by UNIVERSITY, supersedes the rights granted in Article 2.

(c)          Notwithstanding other provision of rights granted under this Agreement, should at any time after the Effective Date, UCSD receive a bona fide inquiry from a third party to provide Licensed Products in Field A, then UCSD shall give notice to LICENSEE. LICENSEE shall, within one hundred twenty (120) days complete a Sublicense grant to the third party of a scope that would permit the third party to pursue planned activities under said Sublicense. If LICENSEE does not complete a Sublicense grant within one hundred twenty (120) days of receipt of such notice from UCSD, then UCSD shall have the right to license the Patent Rights to said third party.

(d)          Notwithstanding other provision of rights granted under this Agreement, should at any time after the Effective Date, UCSD receive a bona fide inquiry from a third party to provide Licensed Products in Field B, then UCSD shall give notice to LICENSEE. LICENSEE shall, within one hundred twenty (120) days complete a Sublicense grant to the third party of a scope that would permit the third party to pursue planned activities under said Sublicense. If LICENSEE does not complete a Sublicense grant within one hundred twenty (120) days of receipt of such notice from UCSD, then UCSD shall have the right to license the Patent Rights to said third party.

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(e)          Notwithstanding other provision of rights granted under this Agreement, should at any time after the Effective Date, UCSD receive a bona fide inquiry from a third party to provide Licensed Products in Field C, then UCSD shall give notice to LICENSEE. LICENSEE shall, within one hundred twenty (120) days complete a Sublicense grant to the third party of a scope that would permit the third party to pursue planned activities under said Sublicense. If LICENSEE does not complete a Sublicense grant within one hundred twenty (120) days of receipt of such notice from UCSD, then UCSD shall have the right to license the Patent Rights to said third party.

(f)          Notwithstanding other provision of rights granted under this Agreement, should at any time after the Effective Date, UCSD receive a bona fide inquiry from a third party to provide Licensed Products in Field D, then UCSD shall give notice to LICENSEE. LICENSEE shall, within one hundred twenty (120) days complete a Sublicense grant to the third party of a scope that would permit the third party to pursue planned activities under said Sublicense. If LICENSEE does not complete a Sublicense grant within one hundred twenty (120) days of receipt of such notice from UCSD, then UCSD shall have the right to license the Patent Rights to said third party.

(g)          Notwithstanding other provision of rights granted under this Agreement, should at any time after the Effective Date, UCSD receive a bona fide inquiry from a third party to provide Licensed Products in Field E, then UCSD shall give notice to LICENSEE. LICENSEE shall, within one hundred twenty (120) days complete a Sublicense grant to the third party of a scope that would permit the third party to pursue planned activities under said Sublicense. If LICENSEE does not complete a Sublicense grant within one hundred twenty (120) days of receipt of such notice from UCSD, then UCSD shall have the right to license the Patent Rights to said third party.

(h)          Notwithstanding other provision of rights granted under this Agreement, should at any time after the Effective Date, UCSD receive a bona fide inquiry from a third party to provide Licensed Products in Field F, then UCSD shall give notice to LICENSEE. LICENSEE shall, within one hundred twenty (120) days complete a Sublicense grant to the third party of a scope that would permit the third party to pursue planned activities under said Sublicense. If LICENSEE does not complete a Sublicense grant within one hundred twenty (120) days of receipt of such notice from UCSD, then UCSD shall have the right to license the Patent Rights to said third party.

(i)          Notwithstanding other provision of rights granted under this Agreement, should at any time after the Effective Date, UCSD receive a bona fide inquiry from a third party to provide Licensed Products in Field G, then UCSD shall give notice to LICENSEE. LICENSEE shall, within one hundred twenty (120) days complete a Sublicense grant to the third party of a scope that would permit the third party to pursue planned activities under said Sublicense. If LICENSEE does not complete a Sublicense grant within one hundred twenty (120) days of receipt of such notice from UCSD, then UCSD shall have the right to license the Patent Rights to said third party.

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(j)          Notwithstanding other provision of rights granted under this Agreement, should at any time after the Effective Date, UCSD receive a bona fide inquiry from a third party to provide Licensed Products in Field H, then UCSD shall give notice to LICENSEE. LICENSEE shall, within one hundred twenty (120) days complete a Sublicense grant to the third party of a scope that would permit the third party to pursue planned activities under said Sublicense. If LICENSEE does not complete a Sublicense grant within one hundred twenty (120) days of receipt of such notice from UCSD, then UCSD shall have the right to license the Patent Rights to said third party.

(k)          Notwithstanding other provision of rights granted under this Agreement, should at any time after the Effective Date, UCSD receive a bona fide inquiry from a third party to provide Licensed Products in Field I, then UCSD shall give notice to LICENSEE. LICENSEE shall, within one hundred twenty (120) days complete a Sublicense grant to the third party of a scope that would permit the third party to pursue planned activities under said Sublicense. If LICENSEE does not complete a Sublicense grant within one hundred twenty (120) days of receipt of such notice from UCSD, then UCSD shall have the right to license the Patent Rights to said third party.

ARTICLE 4. REPORTS, RECORDS AND PAYMENTS

4.1          Reports.

(a)          Progress Reports.

Beginning six months after Effective Date and ending on the date when all outstanding milestone events have been attained and diligence requirements have been fulfilled LICENSEE shall report to UNIVERSITY progress covering LICENSEE's (and Affiliate's and Sublicensee's) activities for the preceding six months to develop and test all Licensed Products and obtain governmental approvals necessary for marketing the same. Such semi-annual reports shall be due within sixty (60) days of the reporting period and include a summary of work completed, summary of work in progress, current schedule of anticipated events or milestones, market plans for introduction of Licensed Products, and summary of resources (dollar value) spent in the reporting period. The reports referred to in this Section 4.1(a) should be marked with the following title and case number: "License Agreement between UCSD and ComHear Company, LLC for case 2010-350." Reports shall be submitted as attachment to UCSD's email address: tto-reports@ucsd.edu.

(b)          Royalty Reports.

After the first commercial sale of a Licensed Product anywhere in the world, LICENSEE shall submit to UNIVERSITY quarterly royalty reports on or before each February 28, May 31, August 31 and November 30 of each year. Each royalty report shall cover LICENSEE's (and each Affiliate's and Sublicensee's) most recently completed calendar quarter and shall show:

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(i)          the date of first commercial sale of a Licensed Product in each country;

(ii)          the gross sales, deductions as provided in Paragraph 1.12 (Net Sales), and Net Sales (using best efforts for the portion of Net Sales due to Sublicensee and Affiliates) during the most recently completed calendar quarter and the royalties, in US dollars, payable with respect thereto;

(iii)          the number of each type of Licensed Product sold, specifically including the number of Speaker Arrays,;

(iv)          Sublicense Fees and royalties received during the most recently completed calendar quarter in US dollars, payable with respect thereto, the method used to calculate such Sublicense Fees and royalties, and the names of Sublicensees not introduced by UNIVERSITY;

(v)          the method used to calculate the royalties; and

(vi)          the exchange rates used.

If no sales of Licensed Products have been made and no Sublicense revenue has been received by LICENSEE during any reporting period, LICENSEE shall so report. The reports referred to in this Section 4.1(b) should be marked with the following title and case number: "License Agreement between UCSD and ComIkar, Inc. for case 2010-350." Reports shall be submitted as attachment to UCSD's email address: tto-reports@ucsd.edu.

(c)          HA Reports. UNIVERSITY may provide the UOS with all financial information obtained from LICENSEE under Paragraph 4.1 hereof to the extent required under IIA, and if such information is provided to the UOS, UNIVERSITY will require that the UOS not disclose it to third parties.

(d)          Timely Reports. LICENSEE acknowledges the important value that timely reporting provides in the UNIVERSITY's effective management of its rights under this Agreement. LICENSEE further acknowledges that failure to render the reports required under this Section 4.1 may harm UNIVERSITY's ability to manage its rights under this Agreement. As such, reports not submitted by the required due date under this Section 4.1 will cause to be due by LICENSEE to UNIVERSITY a late reporting fee of five hundred dollars (US$500.00) per month until such report, compliant with the requirements of this Section 4.1, is received by UNIVERSITY. Payment of this fee is subject to Section 4.3, Section 7.1 and Paragraph 10.1 herein.

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4.2          Records & Audits.

(a)          LICENSEE shall keep, and shall require its Affiliates and Sublicensees to keep, accurate and correct records of all Licensed Products manufactured, used, and sold, and Sublicense Fees received under this Agreement. Such records shall be retained by LICENSEE for at least five (5) years following a given reporting period.

(b)          All records shall be available during normal business hours for inspection at the expense of UNIVERSITY by UNIVERSITY's Internal Audit Department or by a Certified Public Accountant selected by UNIVERSITY and in compliance with the other terms of this Agreement for the sole purpose of verifying reports and payments or other compliance issues. Such inspector shall not disclose to UNIVERSITY any information other than information relating to the accuracy of reports and payments made under this Agreement or other compliance issues. In the event that any such inspection shows an under reporting and underpayment in excess of five percent (5%) for any twelve-month (12-month) period, then LICENSEE shall pay the cost of the audit as well as any additional sum that would have been payable to UNIVERSITY had the LICENSEE reported correctly, plus an interest charge at a rate of ten percent (10%) per year. Such interest shall be calculated from the date the correct payment was due to UNIVERSITY up to the date when such payment is actually made by LICENSEE. For underpayment not in excess of five percent (5%) for any twelve-month (12-month) period, LICENSEE shall pay the difference within thirty (30) days without interest charge or inspection cost.

(c)    UNIVERSITY may provide the UOS with all financial information obtained from LICENSEE under Paragraph 4.2 hereof to the extent required under the IIA, and if such information is provided to the UOS, UNIVERSITY will require that the UOS not disclose it to third parties.

4.3          Payments.

(a)          All fees, reimbursements and royalties due UNIVERSITY shall be paid in United States dollars and all checks shall be made payable to "The Regents of the University of California", referencing UNIVERSITY's taxpayer identification number, 95-6006144, and sent to UNIVERSITY according to Paragraph 10.1 (Correspondence). When Licensed Products are sold in currencies other than United States dollars, LICENSEE shall first determine the earned royalty in the currency of the country in which Licensed Products were sold and then convert the amount into equivalent United States funds, using the exchange rate quoted in the Wall Street Journal on the last business day of the applicable reporting period.

(b)          Royalty Payments.

(i)          Royalties shall accrue when Licensed Products are invoiced, or if not invoiced, when delivered to a third party or Affiliate.

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(ii)         LICENSEE shall pay earned royalties quarterly on or before February 28, May 31, August 31 and November 30 of each calendar year. Each such payment shall be for earned royalties accrued within LICENSEE's most recently completed calendar quarter.

(iii)        Royalties earned on sales occurring or under Sublicense granted pursuant to this Agreement in any country outside the United States shall not be reduced by LICENSEE for any taxes, fees, or other charges imposed by the government of such country on the payment of royalty income, except that all payments made by LICENSEE in fulfillment of UNIVERSITY's tax liability in any particular country may be credited against earned royalties or fees due UNIVERSITY for that country. LICENSEE shall pay all bank charges resulting from the transfer of such royalty payments.

(iv)        If at any time legal restrictions prevent the prompt remittance of part or all royalties by LICENSEE with respect to any country where a Licensed Product is sold or a Sublicense is granted pursuant to this Agreement, LICENSEE shall convert the amount owed to UNIVERSITY into US currency and shall pay UNIVERSITY directly from its US sources of funds for as long as the legal restrictions apply.

(v)         In the event that any patent or patent claim within Patent Rights is held invalid in a final decision by a patent office from which no appeal or additional patent prosecution has been or can be taken, or by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based solely on that patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision. LICENSEE shall not, however, be relieved from paying any royalties that accrued before the date of such final decision, that are based on another patent or claim not involved in such final decision.

(vi)        Royalty payments under Article 3, recoveries and settlements under Article 5, and royalty reports under 4.1(b) shall be rendered for any and all Licensed Products even if due after expiration of the Agreement. If no applicable Patent Rights existed in the Territory at the time of any making, use, sale, offer for sale, or import, then no royalty payments or royalty reports shall be due.

(c)          Late Payments. In the event royalty, reimbursement and/or fee payments are not received by UNIVERSITY when due, LICENSEE shall pay to UNIVERSITY interest charges at a rate of ten percent (10%) per year. Such interest shall be calculated from the date payment was due until actually received by UNIVERSITY.

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ARTICLE 5. PATENT MATTERS

5.1          Patent Prosecution and Maintenance.

(a)          Provided that LICENSEE has reimbursed UNIVERSITY for Patent Costs pursuant to Paragraph 3.2, UNIVERSITY shall diligently prosecute and maintain the United States and, if available, foreign patents, and applications in Patent Rights using counsel of its choice. For purposes of clarity, if LICENSEE is not current in reimbursing UNIVERSITY for such patent prosecution costs, UNIVERSITY shall have no obligation to incur any new Patent Costs under this Agreement or to further prosecute Patent Rights or file any new patents under Patent Rights. UNIVERSITY shall provide LICENSEE with copies of all relevant documentation relating to such prosecution and LICENSEE shall keep this documentation confidential. The counsel shall take instructions only from UNIVERSITY, and all patents and patent applications in Patent Rights shall be assigned jointly to UNIVERSITY and UOS. UNIVERSITY shall in any event control all patent filings and all patent prosecution decisions and related filings (e.g. responses to office actions) shall be at UNIVERSITY's final discretion (prosecution includes, but is not limited to, interferences, oppositions and any other inter parses matters originating in a patent office).

(b)          UNIVERSITY shall consider amending any patent application in Patent Rights to include claims reasonably requested by LICENSEE to protect the products contemplated to be sold by LICENSEE under this Agreement.

(c)          LICENSEE may elect to terminate its reimbursement obligations with respect to any patent application or patent in Patent Rights upon three (3) months' written notice to UNIVERSITY. UNIVERSITY shall use reasonable efforts to curtail further Patent Costs for such application or patent when such notice of termination is received from LICENSEE. UNIVERSITY, in its sole discretion and at its sole expense, may continue prosecution and maintenance of said application or patent, and LICENSEE shall have no further license with respect thereto. Non-payment of any portion of Patent Costs or Anticipated Costs with respect to any application or patent may be deemed by UNIVERSITY as an election by LICENSEE to terminate its reimbursement obligations with respect to such application or patent. UNIVERSITY is not obligated at any time to file, prosecute, or maintain Patent Rights in a country, where, for that country's patent application LICENSEE is not paying Patent Costs, or to file, prosecute, or maintain Patent Rights to which LICENSEE has terminated its license hereunder.

5.2          Patent Infringement.

(a)          In the event that UNIVERSITY (to the extent of the actual knowledge of the licensing professional responsible for the administration of this Agreement) or LICENSEE learns of infringement of potential commercial significance of any patent licensed under this Agreement, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the "Infringement Notice"). During the period in which, and in the jurisdiction where, LICENSEE has exclusive rights under this Agreement, neither UNIVERSITY nor LICENSEE will notify a third party (including the infringer) of infringement or put such third party on notice of the existence of any Patent Rights without first obtaining consent of the other. If LICENSEE notifies a third party of infringement or puts such third party on notice of the existence of any Patent Rights with respect to such infringement without first obtaining the written consent of UNIVERSITY and UNIVERSITY is sued in declaratory judgment, UNIVERSITY shall have the right to terminate this Agreement immediately without the obligation to provide sixty (60) days' notice as set forth in Paragraph 7.1. UNIVERSITY and LICENSEE will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

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(b)          During the period in which, and in the jurisdiction where, LICENSEE has exclusive rights under this Agreement, if infringing activity of potential commercial significance by the infringer has not been abated within ninety (90) days following the date the Infringement Notice takes effect, LICENSEE may institute suit for patent infringement against the infringer. UNIVERSITY and/or UOS may voluntarily join such suit at its own expense, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of LICENSEE's suit or any judgment rendered in that suit. LICENSEE may not join UNIVERSITY in a suit initiated by LICENSEE without UNIVERSITY'S prior written consent. LICENSEE may not join UOS in a suit initiated by LICENSEE without UOS'S prior written consent. If, in a suit initiated by LICENSEE, UNIVERSITY and/or UOS is involuntarily joined other than by LICENSEE, LICENSEE will pay any costs incurred by UNIVERSITY and UOS arising out of such suit, including but not limited to, any legal fees of counsel that UNIVERSITY or UOS selects and retains to represent it in the suit,

(c)          If, within a hundred and twenty (12U) days following the date the Infringement Notice takes effect, infringing activity of potential commercial significance by the infringer has not been abated and if LICENSEE has not brought suit against the infringer, UNIVERSITY or the UOS may institute suit for patent infringement against the infringer. If UNIVERSITY institutes such suit, LICENSEE may not join such suit without UNIVERSITY'S consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of UNIVERSITY'S suit or any judgment rendered in that suit. If UOS institutes such suit, LICENSEE may not join such suit without UOS's consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of UOS's suit or any judgment rendered in that suit.

(d)          Notwithstanding anything to the contrary in this Agreement, in the event that the infringement or potential infringement pertains to an issued patent included within the Patent Rights and written notice is given under any statute expediting litigation (e.g. the Drug Price Competition and Patent Tenn Restoration Act of 1984 and/or foreign counterparts of this Law) ("Act"), then the party in receipt of such notice under the Act (in the case of UNIVERSITY to the extent of the actual knowledge of the licensing officer responsible for the administration of this Agreement) shall provide the Infringement Notice to the other party promptly. If the time period is such that the LICENSEE will lose the right to pursue legal remedy for infringement by not notifying a third party or by not filing suit, the notification period and the time period to file suit will be accelerated to within forty-five (45) days of the date of such notice under the Act to either party.

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(e)          Any recovery or settlement received in connection with any suit will first be shared by UNIVERSITY, UOS, and LICENSEE equally to cover the litigation costs each incurred, and next shall be paid to UNIVERSITY, UOS, or LICENSEE to cover any litigation costs it incurred in excess of the litigation costs of the other. In any suit initiated by LICENSEE, any recovery in excess of litigation costs will be shared between LICENSEE and UNIVERSITY as follows: (i) for any recovery other than amounts paid for willful infringement: (A) UNIVERSITY will receive fifteen percent (15%) of the recovery if UNIVERSITY was not a party in the litigation and did not incur any litigation costs; (B) UNIVERSITY will receive twenty-five percent (25%) of the recovery if UNIVERSITY was a party in the litigation, but did not incur any litigation costs, including the provisions of Paragraph 5.2(b) above, or (C) UNIVERSITY will receive fifty percent (50%) of the recovery if UNIVERSITY incurred any litigation costs in connection with the litigation; and (ii) for any recovery for willful infringement, UNIVERSITY will receive fifty percent (50%) of the recovery. In any suit initiated by UNIVERSITY, any recovery in excess of litigation costs will belong to UNIVERSITY. In any suit any recovery in excess of litigation costs for UOS will be in accordance with the IIA. UNIVERSITY, UOS, and LICENSEE agree to be bound by all determinations of patent infringement, validity, and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Section 5.2.

(f)          Any agreement made by LICENSEE for purposes of settling litigation or other dispute shall comply with the requirements of Section 2.2 (Sublicenses) of this Agreement

(g)          Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties).

(h)          Any litigation proceedings will be controlled by the party bringing the suit, except that UNIVERSITY and UOS may be represented by counsel of its choice in any suit brought by LICENSEE.

5.3          Patent Marking. LICENSEE shall mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws. LICENSEE shall be responsible for all monetary and legal liabilities arising from or caused by (i) failure to abide by applicable patent marking laws and (ii) any type of incorrect or improper patent marking.

ARTICLE 6. GOVERNMENTAL MATTERS

6.1          Governmental Approval or Registration. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, LICENSEE shall assume all legal obligations to do so. LICENSEE shall notify UNIVERSITY if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. LICENSEE shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

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6.2          Export Control Laws. LICENSEE shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

ARTICLE 7. TERMINATION OR EXPIRATION OF THE AGREEMENT

7.1          Termination by UNIVERSITY.

(a)          If LICENSEE fails to perform or violates any term of this Agreement, then UNIVERSITY may give written notice of default ("Notice of Default") to LICENSEE. If LICENSEE fails to cure the default within sixty (60) days of the Notice of Default, UNIVERSITY may terminate this Agreement and the license granted herein by a second written notice ("Notice of Termination") to LICENSEE. If a Notice of Termination is sent to LICENSEE, this Agreement shall automatically terminate on the effective date of that notice. Termination shall not relieve LICENSEE of its obligation to pay any fees owed at the time of termination and shall not impair any accrued right of UNIVERSITY. During the term of any such Notice of Default or period to cure, to the extent the default at issue is a failure to pay past or ongoing Patent Costs as provided for under this Agreement, UNIVERSITY shall have no obligation to incur any new Patent Costs under this Agreement and shall have no obligation to further prosecute Patent Rights or file any new patents under Patent Rights.

(b)          This Agreement will terminate immediately, without the obligation to provide sixty (60) days' notice as set forth in Paragraph 7.1(a), if LICENSEE files a claim including in any way the assertion that any portion of UNIVERSITY's Patent Rights is invalid or unenforceable where the filing is by the LICENSEE, a third party on behalf of the LICENSEE, or a third party at the written urging of the LICENSEE.

(c)          This Agreement shall automatically terminate without the obligation to provide sixty (60) days' notice as set forth in Paragraph 7.1(a) upon the filing of a petition for relief under the United States Bankruptcy Code by or against the LICENSEE as a debtor or alleged debtor.

7.2 Termination by LICENSEE.

(a)          LICENSEE shall have the right at any time and for any reason to terminate this Agreement upon a ninety (90) day written notice to UNIVERSITY. Said notice shall state LICENSEE's reason for terminating this Agreement.

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(b)          Any termination under Paragraph 7.2(a) shall not relieve LICENSEE of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to UNIVERSITY or action by LICENSEE prior to the time termination becomes effective. Termination shall not affect in any manner any rights of UNIVERSITY arising under this Agreement prior to termination.

7.3          Survival on Termination or Expiration. The following Paragraphs and Articles shall survive the termination or expiration of this Agreement:

(a)          Article 4 (REPORTS, RECORDS AND PAYMENTS);

(b)          Paragraph 7.4 (Disposition of Licensed Products on Hand);

(c)          Article 8 (LIMITED WARRANTY AND INDEMNIFICATION);

(d)          Article 9 (USE OF NAMES AND TRADEMARKS);

(e)          Section 10.2 hereof (Secrecy);

(f)          Paragraph 10.5 (Failure to Perform); and

(g)          Paragraph 10.6 (Governing Laws).

7.4          Disposition of Licensed Products on Hand. Upon termination of this Agreement, LICENSEE may dispose of all previously made or partially made Licensed Product within a period of one hundred and twenty (120) days of the effective date of such termination provided that the sale of such Licensed Product by LICENSEE, its Sublicensees, or Affiliates shall be subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.

ARTICLE 8. LIMITED WARRANTY AND INDEMNIFICATION

8.1          Limited Warranty.

(a)          UNIVERSITY warrants that it has the lawful right to grant this license. This warranty does not include Patent Rights to the extent assigned, or otherwise licensed, by UNIVERSITY's inventors to third parties.

(b)          The license granted herein is provided "AS IS" and without WARRANTY OF MERCHANTABILITY or WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE or any other warranty, express or implied. UNIVERSITY and UOS makes no representation or warranty that the Licensed Product, Licensed Method or the use of Patent Rights will not infringe any other patent or other proprietary rights.

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(c)          UNIVERSITY OR UOS WILL NOT BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT, OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR OTHER SPECIAL DAMAGES SUFFERED BY LICENSEE, SUBLICENSEES, JOINT VENTURES, OR AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF UNIVERSITY OR UOS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. ALSO, UNIVERSITY OR UOS WILL NOT BE LIABLE FOR ANY DIRECT DAMAGES SUFFERED BY LICENSEE, SUBLICENSEES, JOINT VENTURES, OR AFFILIATES ARISING OUT OF OR RELATED TO PATENT RIGHTS TO THE EXTENT ASSIGNED, OR OTHERWISE LICENSED, BY UNIVERSITY'S INVENTORS OR UOS's INVENTORS TO THIRD PARTIES.

(d)          Nothing in this Agreement shall be construed as:

(i)          a warranty or representation by UNIVERSITY or UOS as to the validity or scope of any Patent Rights;

(ii)         a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or shall be free from infringement of patents of third parties;

(iii)        an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Section 5.2 hereof;

(iv)        conferring by implication, estoppel or otherwise any license or rights under any patents of UNIVERSITY or the UOS other than Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Patent Rights; or

(v)          an obligation to furnish any know-how not provided in Patent Rights.

8.2          Indemnification.

(a)          LICENSEE will, and will require Sublicensees to, indemnify, hold harmless, and defend UNIVERSITY, the UOS, and its officers, employees, and agents; the sponsors of the research that led to the Invention; and the UCSD and UOS inventors of patents or patent applications under Patent Rights, and their employers; against any and all claims, suits, losses, damages, costs, fees, and expenses resulting from, or arising out of the exercise of this license or any Sublicense. This indemnification will include, but will not be limited to, any product liability.

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(b)          LICENSEE, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance or an equivalent program of self insurance as follows:

(i)          comprehensive or commercial general liability insurance (contractual liability included) with limits of at least: (A) each occurrence, one million dollars (US$1,000,000); (B) products/completed operations aggregate, one million dollars (US$1,000,000); (C) personal and advertising injury, one million dollars (US$1,000,000); and (D) general aggregate (commercial form only), one million dollars (US$1,000,000). If the above insurance is written on a claims-made form, it shall continue for three (3) years following termination or expiration of this Agreement. The insurance shall have a retroactive date of placement prior to or coinciding with the Effective Date

(ii)         Worker's Compensation as legally required in the jurisdiction in which the LICENSEE is doing business; and

(iii)        the coverage and limits referred to above shall not in any way limit the liability of LICENSEE.

(c)          LICENSEE shall furnish UNIVERSITY with certificates of insurance showing compliance with all requirements. Such certificates shall: (i) provide for thirty (30) day advance written notice to UNIVERSITY of any modification; (ii) indicate that UNIVERSITY has been endorsed as an additionally insured party under the coverage referred to above; and (iii) include a provision that the coverage shall be primary and shall not participate with nor shall be excess over any valid and collectable insurance or program of self-insurance carried or maintained by UNIVERSITY.

(d)          UNIVERSITY shall notify LICENSEE in writing of any claim or suit brought against UNIVERSITY or the UOS in respect of which UNIVERSITY or UOS intends to invoke the provisions of this Article. LICENSEE shall keep UNIVERSITY informed on a current basis of its defense of any claims under this Article. LICENSEE will not settle any claim against UNIVERSITY or UOS without UNIVERSITY's or UOS's written consent, where (a) such settlement would include any admission of liability or admission of wrong doing on the part of the indemnified party, (b) such settlement would impose any restriction on UNIVERSITY/indemnified party's conduct of any of its activities, or (c) such settlement would not include an unconditional release of UNIVERSITY/indemnified party from all liability for claims that are the subject matter of the settled claim.

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ARTICLE 9. USE OF NAMES AND TRADEMARKS

9.1          Except as provided in 9.3, nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto or the UOS (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by LICENSEE of the name, "The Regents of the University of California" or the name of any campus of the University of California in advertising, publicity, or other promotional activities is prohibited, without the express written consent of UNIVERSITY.

9.2          UNIVERSITY may disclose to the Inventors the terms and conditions of this Agreement upon their request. If such disclosure is made, UNIVERSITY shall request the the UCSD and UOS Inventors not disclose such terms and conditions to others.

9.3          UNIVERSITY and UOS may acknowledge the existence of this Agreement and the extent of the grant in Article 2 to third parties, but UNIVERSITY and UOS shall not disclose the financial terms of this Agreement to third parties, except where UNIVERSITY and UOS is required by law to do so, such as under the California Public Records Act. LICENSEE hereby grants permission for UNIVERSITY (including UCSD) and UOS to include LICENSEE's name and a link to LICENSEE's website in UNIVERSITY's, UOS's and UCSD's annual reports and on UNIVERSITY's (including UCSD's) and UOS's websites that showcase technology transfer-related stories.

ARTICLE 10. MISCELLANEOUS PROVISIONS

10.1        Correspondence. Any notice or payment required to be given to either party under this Agreement shall be deemed to have been properly given and effective:

(a) on the date of delivery if delivered in person,

(b) five (5) days after mailing if mailed by first-class or certified mail, postage paid, to the respective addresses given below, or to such other address as is designated by written notice given to the other party, or

(c) upon confirmation by recognized national overnight courier, confirmed facsimile transmission, or confirmed electronic mail, to the following addresses or facsimile numbers of the parties.

If sent to LICENSEE:	ComHear, Inc. 303 Coast Blvd., Suite 14 La Jolla, CA 92037 Attention: Randy Granovetter or Mike Silva Phone: 619-851-6691 e-mail: Randy.Granovetter@ComHear.com

If sent to UNIVERSITY by mail:	University of California, San Diego Technology Transfer Office 9500 Gilman Drive, Mail Code 0910 La Jolla, CA 92093-0910 Attention: Assistant Vice Chancellor

If sent to UNIVERSITY by overnight delivery:	University of California, San Diego Technology Transfer Office 10300 North Torrey Pines Road Torrey Pines Center North, Third Floor La Jolla, CA 92037 Attention: Assistant Vice Chancellor

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10.2        Secrecy.

(a)        "Confidential Information" shall mean information, relating to the Invention and disclosed by UNIVERSITY to LICENSEE during the term of this Agreement, which if disclosed in writing shall be marked "Confidential", or if first disclosed otherwise, shall within thirty (30) days of such disclosure be reduced to writing by UNIVERSITY and sent to LICENSEE:

(b)        LICENSEE shall:

(i)        use the Confidential Information for the sole purpose of performing under the terms of this Agreement;

(ii)       safeguard Confidential Information against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;

(iii)      not disclose Confidential Information to others (except to its employees, agents or consultants who are bound to LICENSEE by a like obligation of confidentiality) without the express written permission of UNIVERSITY, except that LICENSEE shall not be prevented from using or disclosing any of the Confidential Information that:

(A)	LICENSEE can demonstrate by written records was previously known to it;

(B)	is now, or becomes in the future, public knowledge other than through acts or omissions of LICENSEE;

(C)	is lawfully obtained by LICENSEE from sources independent of UNIVERSITY; or

(D)	is required to be disclosed by law or a court of competent jurisdiction; and

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(c)        The secrecy obligations of LICENSEE with respect to Confidential Information shall continue for a period ending five (5) years from the termination date of this Agreement.

10.3        Assignability. This Agreement may be assigned by UNIVERSITY, but is personal to LICENSEE and assignable by LICENSEE only with the written consent of UNIVERSITY.

10.4        No Waiver. No waiver by either party of any breach or default of any covenant or agreement set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

10.5        Failure to Perform. In the event of a failure of performance due under this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorneys' fees in addition to costs and necessary disbursements.

10.6        Governing Laws. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of the patent or patent application.

10.7        Force Majeure. A party to this Agreement may be excused from any performance required herein if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the non-performing party's obligations herein shall resume.

10.8        Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.9        Entire Agreement. This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

10.10        Amendments. No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each party.

10.11        Severability. In the event that any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

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IN WITNESS WHEREOF, both UNIVERSITY and LICENSEE have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

COMHEAR:	THE REGENTS OF THE UNIVERSITY OF CALIFORNIA:

By: /s/ Randy Granovetter	By: /s/ Jane Moores
(Signature)	(Signature)

Name: Raady Granovetter	Jane Moored, Ph.D

Title: CEO	Assistant Vice Chancellor
Technology Transfer Office

Date: 2-18-14	Date: 2-18-14

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Exhibit A — Interistitutional Agreement with the University of Southampton

25

INTER-INSTITUTIONAL AGREEMENT

between

The Regents of the University of California

and

THE UNIVERSITY OF SOUTHAMPTON

for

The Management of

"A signal processing routine for controlling a speaker array to provide spatialized, localized, and binaural virtual surround sound*
Case No. SD2010-350

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INTER-INSTITUTIONAL AGREEMENT

THIS AGREEMENT Is made by and between UNIVERSITY OF SOUTHAMPTON (“UOS”), a not-for-profit research institute as represented by the Faculty of Engineering and the Environment, whose administrative offices are at University Road, HighfieId, Southampton, S017 18J, United Kingdom and The Regents of the University of California (“UNIVERSITY”), having a system-wide business address at 1111 Franklin St., Oakland, California 94607-5200, and represented by its San Diego campus (“UCSD”) Technology Transfer Office (“TTO”), having an address at 9500 Gilman Drive, La Jolla, California 92093-0910.

THIS AGREEMENT is effective on the date of the last signature (“Effective Date”).

WHEREAS, certain research performed at UCSD by Dr. Peter Otto, at al (collectively, “UCSD Inventor”) and at UOS by Dr. Filippo Fazl (collectively, “UOS Inventor”) resulted In the development of an Invention titled “A signal processing routine for controlling a speaker array to provide spatiallzed, totalized, and binaural virtual surround sound' which is disclosed in UCSD Docket No. 2010-350 (“Invention’).

WHEREAS, the Invention is covered by Patent Rights (as later defined in this Agreement).

WHEREAS, it is the mutual desire of UCSD and UOS that, for the purposes of this Agreement, the invention be administered and commercialized by UCSD on behalf of UCSD and U0S; and UOS agrees to forbear granting to any third party (other than to UCSD) any right, title, or interest in and to the Patent Rights.

NOW, THEREFORE, UCSD and UOS agree:

ARTICLE 1. DEFINITIONS

1.1	"Patent Rights” means all right, title and interest in, to and under any US Patent Application filed by UCSD Inventor and UOS Inventor claiming the Invention, and any other patent applications, including divisions, continuations, or continuations-in-part (but only to the extent such continuations-in-part are adequately supported In the parent application) thereof; any corresponding foreign applications thereof; and any US or pint foreign patents Issued thereon or reissues or extensions thereof, assigned by each inventor to his respective UoS.

1.2	"Net Revenues” means gross proceeds received by UCSD from the licensing of Patent Rights to third parties less a fifteen percent (15%) administrative fee and less all reasonable and actual out-of-pocket patent costs (exclusive of any salaries, administrative, or other indirect costs) Incurred by UCSD in the preparation, filing, prosecution, and maintenance of Patent Rights.

1.3	"License Agreement" means any agreement, including but not limited to license agreement, option agreement, partnership agreement, and letter-of-intent, that is entered Into by UCSD under this Agreement and grants to or reserves for a third party the right to make, have made, use, have used, sell, have sold, offer to sell, and/or Import products covered by Patent Rights.

1.4	"Licensee" means any third party granted a License Agreement by UCSD.

ARTICLE 2. PATENT PROSECUTION AND PROTECTION

2.1	UCSD shall promptly prepare and file appropriate United States patent applications covering the Invention and shall promptly provide to UOS all serial numbers and filing dates, together with copies of all the applications, including copies of all Patent Office Actions, responses and all other Patent Office communications.

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2.2	UCSD shall, after consulting with UOS and within eight (13) months of any United States flung, make an election whether, when, and in what countries, to file foreign patent applications in countries where statutory protection Is available. If any foreign patent applications are filed, UCSD shall promptly provide to UOS all serial numbers and filing dates. UCSD also shall provide to UOS copies of foreign patent applications and patent office actions as UOS may request in the course of prosecution.

2.3	UCSD shall promptly record Assignments of domestic Patent Rights In the United States Patent and Trademark Office and shall provide UOS with a photocopy of each recorded Assignment.

2.4	Notwithstanding any other provision of this Agreement, UCSD shall not abandon the prosecution of any patent application (except for purposes of provisional conversion, filing continuation or continuation-in-part applications) or the maintenance of any Patent Rights without prior written notice to UOS.

2.5	UCSD shall promptly provide to UOS copies of all patents issued under Patent Rights.

ARTICLE 3. LICENSING

3.1	During the term of this Agreement, UOS shall forbear granting to any third party (other than to UCSD) any right, title, or interest In, to or under the Patent Rights and grants to UCSD the sole responsibility for administering and commercializing the Invention.

3.2	UCSD shall diligently seek a Licensee for the commercial development of the Invention and shall promptly provide to INSTITUTION copies of all License Agreements issued on the Inventions. UCSD shall consider any Input on a license negotiation from UOS. UNIVERSITY shall in any event control all license negotiations, and all license-related decisions shall be at UNIVERSITY’S final discretion.

3.3	Where UOS Identifies a potential Licensee, UCSD shall diligently negotiate a License Agreements, if legally able to.

3.4	Any exclusive License Agreement will include, but not be limited to, the following terms: a license issue fee, an earned royalty, payment of patent costs by the Licensee, minimum annual royalties, diligence terms, indemnification of UNIVERSITY and UOS by Licensee, a limited warranty on the part of UCSD and LAOS and a prohibition against the use of the name of The Regents of the University of California or any campus thereof and University of Southampton or any campus or department thereof including Institute of Sound and Vibration Research. Any exclusive License Agreement will further stipulate that nothing in the License Agreement confers by estoppel Implication or otherwise, any license or rights under any patents of UCSD or UOS other than Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to the Patent Rights.

3.5	Any license Agreement that is not exclusive will include, but not be limited to, the following terms: diligence terms, indemnification of UCSO and UOS by Licensee, a limited warranty on the part of UCSD and UOS and a prohibition against the use of the name of The Regents of the University of California or any campus thereof and University of Southampton or any campus or department thereof Including Institute of Sound and Vibration Research. Any License Agreement that is not exclusive will further stipulate that nothing in the License Agreement confers by estoppel implication or otherwise, any license or rights under any patents of UNIVERSITY or UOS other than Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to the Patent Rights.

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3.6	UCSD shall not issue any paid-up licenses or assign Patent Rights to any third party, notwithstanding any other provision of this Agreement, without the prior written consent of UOS.

3.7	Unless under a License Agreement the Licensee is required to pay directly to UOS Its pro rata share of any Net Revenues, UCSD shall distribute thirty-five percent (35%) of Net Revenues to UOS mashing from a Licensee Identified by UCSD, and sixty five percent (65%) of Net Revenues resulting from a Licensee identified by 005 within ninety (90) days of 30 June of each year for the twelve-month period ending on that date during the term of this Agreement.

3.8	Each party is solely responsible for calculating and distributing to Its respective inventors any share of Net Revenues in accordance with its respective patent policy during the term of this Agreement. UCSD shall pay UCSD Inventor. UOS shall pay UOS inventor.

3.9	UNIVERSITY and UOS expressly reserve the right to use the Invention and associated technology for educational and research purposes.

ARTICLE 4. RECORDS AND REPORTS

4.1	UCSD shall keep complete, true and accurate accounts of all expenses and of all proceeds received by it from each Licensee and shall permit UOS to allow Its own agents or a certified public accounting firm which is reasonably acceptable to UCSD (with regards to conflict of Interest Issues) to examine its books and records In order to verify the payments due or owing under this Agreement. Examinations will (I) occur not more than once per calendar year, (ii) be under an agreement of confidentiality; and (ill) be paid for by UOS. In the event that any such examination shows an under reporting and underpayment in excess of five percent (5%) for any twelve (12) month period, then UCSD shall pay the cost of the examination as well as any additional sum that would have been payable to UOS had UCSD reported correctly, plus an Interest charge at a rate of ten percent (10%) per year. Such interest shall be calculated from the date the correct payment was due to UOS up to the date when such payment is actually made by UCSD. For underpayment not In excess of five percent (5%) for any twelve (12) month period, UCSD shall pay the difference within thirty (30) days without Interest charge or examination costs.

4.2	UCSD shall submit to UOS an annual report stating all licensing income received that is related to Invention. UCSD shall report the status of all patent prosecution, commercial development, and licensing activity relating to the Invention upon written request by UOS.

ARTICLE 5. PATENT INFRINGEMENT

5.1	In the event that patent administrators responsible for Patent Rights at UOS or UCSD learn of the substantial infringement of any patent covered by this Agreement, the party who learned of the infringement will promptly all the attention of the other party to the infringement and provide written evidence of infringement. UCSD, in cooperation with UOS, will use its best efforts to terminate the Infringement without litigation.

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5.2	if, however, the efforts of the parties are not successful in abating the infringement within ninety (90) days after the infringer has been notified of the infringement, than 5.2.1 If under an exclusive license Agreement UCSD has permitted a licensee to Initiate suit for patent Infringement against the infringer, then

5.2.1.1	UCSD may, if, within a hundred and twenty (120) days following the date the Infringement Notice takes effect, infringing activity of potential commercial significance by the infringer has not been abated and if LICENSEE has not brought suit against the Infringer, then UCSD may

5.2.1.1.1.1	Commence suit on Its own account; or

5.2.1.1.1.2	Request that UOS join as a party plaintiff In a patent Infringement litigation. If UOS voluntarily joins such suit at its own expense, UOS may not thereafter commence suit against the infringer for the acts of Infringement that are the subject of UCSD’s suit or any judgment rendered in that suit.

or

5.2.1.2	UCSD may request that 005 join as a party plaintiff in a patent infringement litigation undertaken by Licensee. If UOS voluntarily joins such suit at its own expense, UOS may not thereafter commence suit against the infringer for the acts of infringement that are the subject of UCSD’s suit or any Judgment rendered In that suit.

5.2.2	Otherwise (If under an exclusive License Agreement UCSD has not permitted a licensee to initiate suit for patent Infringement against the infringer), UCSD may

5.2.2.1	Commence suit on its own account;

5.2.2.2	Permit an exclusive licensee to commence suit on Its own account, or with UCSD; or

5.2.2.3	Request that UOS join as a party plaintiff in a patent infringement litigation. If UOS voluntarily joins such suit at its own expense, UOS may not thereafter commence suit against the infringer for the acts of Infringement that are the subject of UCSD's or licensee's suit or any judgment rendered in that suit.

UOS has 90 (ninety) days to inform tsar) of its decision to join or not join in such litigation. In no event may UOS be joined In such a suit without its prior written consent. In the event that UCSD chooses not to commence suit, or to allow an exclusive Licensee to do so, UOS may do so at its own election.

5.3	Legal action, as is decided upon under paragraph 5.2, will be at the expense of the party on account of whom suit Is brought and all recoveries recovered thereby will belong to such party, provided, however, that legal action brought jointly by the parties and fully participated In by such parties shall be at the joint expense of the parties (in shares to be mutually agreed upon) and, unless otherwise agreed to in writing, all recoveries will be allocated in the following order. (1) to each party reimbursement In equal amounts of the attorney's costs, feet, and other related expenses to the extent each party paid for such costs, fees, and expanses until all such costs, fees, and expenses are consumed for each party; and then (2) all recoveries shall be shared jointly by them in direct proportion to the share of expense paid by each party.

5.4	Each party shall cooperate with the other In litigation proceedings Instituted hereunder but at the expense of the party on account of whom sun Is brought. The Litigation will be controlled by the party bringing the suit, except that UOS may be represented by counsel of its choice pursuant to UOS's determination in any suit brought by UCSD or a Licensee.

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ARTICLE 6. GOVERNING LAW

6.1	THIS AGREEMENT IS GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, EXCEPT THAT THE SCOPE AND VALIDITY OF ANY PATENT OR PATENT APPLICATION IN PATENT RIGHTS ARE GOVERNED BY THE APPLICABLE LAWS OF THE COUNTRY OF THAT PATENT OR PATENT APPLICATION.

ARTICLE 7. NOTICES

7.1	Any notice required or permitted to be given to the parties hereto is property given if delivered, in writing, in person, or mailed by first-class certified mail to the following addresses, or to such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement:

TO UOS:

University of Southampton

Attention: Director, Research and innovation Services

Mall point 26, Building 37,

University Road, Highfield

Southampton, S017 18J

Hampshire, England.

TO UCSO (by mail):

UC San Diego Technology Transfer Office

Attention: Assistant Vice Chancellor

(Case No. 2010-350)

University of California, San Diego

9500 Gilman Drive, MC - 0910

La Jolla, CA 92093-0910

TO UCSD (by overnight courier):

UC San Diego Technology Transfer Office

Attention: Assistant Vice Chanceilor

(Case No. 502010-350)

University of California, San Diego

10300 N. Torrey Pines Road

Third Floor

La Jolla, CA 92037

ARTICLE 8. NO WAIVER

8.1	No waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth may be deemed a waiver as to any subsequent and/or similar breach or default.

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ARTICLE 9. ASSIGNABILITY

9.1	This Agreement is binding upon and inures to the benefit of the parties hereto, their successors or assigns, but this Agreement may not be assigned by either party without the prior written consent of the other party.

ARTICLE 10. LIFE OF AGREEMENT

10.1	This Agreement is In full force and effect from the effective date recited on page one and remains in effect for the life of the last-to-expire patent In Patent Rights, unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement.

ARTICLE 11. TERMINATION

11.1	Unless a License Agreement is in effect or has been agreed upon as to all financial terms, either party hereto may terminate this Agreement for any reason upon at least sixty (60) days' written notice (“Notice of Termination”) to the remaining party, but In any event not less than sixty (60) days prior to the date on which responses to any pending Patent Office actions need to be taken to preserve Patent Rights. After effective termination, each party may separately license its interest in the Patent Rights according to the licensing party's policy provided that each party pays one-half of ail costs incurred thereafter in the preparation, prosecution, and maintenance of Patent Rights. Apart from the obligation to share patent costs and apart from obligations Identified in Article 12 (Confidentiality) and specific obligations accrued prior to termination, the parties will have no further rights or obligations under this Agreement after effective termination.

ARTICLE 12. CONFIDENTIALITY

12.1	Subject to The California Public Records Act and the right of each parry to acknowledge the existence of this Agreement, UCSD and UOS respectively shall hold the other party's proprietary business, patent prosecution, engineering, process and technical information, and other proprietary information In confidence using at least the same degree of are as that party uses to protect its own proprietary information of a like nature for a period from the date of disclosure until five (5) years after the date of termination of this Agreement. The disclosing party shall label or mark confidential, or as otherwise appropriate, all proprietary information. If proprietary information is orally disclosed, the disclosing party shall reduce the proprietary information to writing or to some other physically tangible form and deliver it to the receiving party within thirty (30) days of the oral disclosure, marked and labeled as set forth above. Manuscripts published in scientific journals, papers, and presentations at public meetings that relate to proprietary information are exempt from the Provisions of this Article after their timely submission to and subsequent timely approval of the other party within thirty (30) days of their submission. Notwithstanding the foregoing:

12.2	Nothing in this Agreement in any way restricts or Impairs the right UOS or UCSD to use, disclose or otherwise deal with any information or data documented:

12.2.1 that recipient can demonstrate by written records was previously known to it; 12.2.2 that is now, or becomes in the future, public knowledge other than through acts or omissions of recipient;

12.2.3 that is lawfully obtained without restrictions by recipient from sources independent of the disclosing party; or

12.2.4 that was made independently without knowledge of proprietary information received hereunder.

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12.3	The confidentiality obligations of the parties under these terms will remain In effect for five (5) years from the termination date of this Agreement.

ARTICLE 13. USE OF NAMES AND TRADEMARKS

13.1	Except for acknowledging the existence of this Agreement, nothing in this Agreement confers any right to use any name, trade name, trademark, or other designation of either party to this Agreement (including contraction, abbreviation or simulation of any of the foregoing) in advertising, publicly, or other promotional activities. Unless required by law, the use of the name “The University of Southampton” or the name of Institute of Sound and Vibration Research, “The Regents of the University of California”, or the name of any campus of the University of California is expressly prohibited.

ARTICLE 14. NO IMPLIED LICENSE

14.1	This Agreement does not confer by implication, estoppel, or otherwise any license or rights under any patents of either party other than the specific Patent Rights, regardless of whether such patents are dominant or subordinate to Patent Rights.

ARTICLE 15. COMPUTE AGREEMENT

15	1 This Agreement constitutes the entire agreement, both written and oral, between the parties, and all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, are canceled.

IN WITNESS WHEREOF, both UCCD and UOS have executed this Agreement, by facsimile and/or in two (2) In duplicate originals, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument, by their respective and duty authorized officers on the day and year written.

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